Exhibit 99.1

Bunge Reports Strong Fourth Quarter Results

White Plains, NY — February 10, 2011 — Bunge Limited (NYSE:BG)

•                                                    Total segment EBIT of $381 million, an increase of $363 million compared to the same quarter last year

•                                                    Strong performance in agribusiness and food & ingredients

•                                                    Sugar & bioenergy impacted by poor cane crop

•                                                   Expect favorable business conditions in 2011

•                  Financial Highlights

	Quarter Ended		Year Ended
US$ in millions, except per share data	12/31/10	12/31/09	12/31/10	12/31/09
Volume (000 metric tons)	32,179	33,287	135,205	139,387
Net sales	$12,726	$10,436	$45,707	$41,926
Total segment EBIT (a)	$381	$18	$3,228	$443
Agribusiness	$377	$65	$840	$812
Sugar & Bioenergy	$(56)	$(5)	$(13)	$8
Edible Oil Products	$45	$114	$80	$181
Milling Products	$14	$18	$67	$58
Fertilizer	$1	$(174)	$2,344	$(616)
Net income attributable to Bunge	$301	$11	$2,354	$361
Earnings per common share-diluted	$1.95	$(0.21)	$15.06	$2.22
Earnings per common share-diluted (a) (excl. certain gains & charges)	$1.99	$(0.55)	$4.13	$1.70

(a)

Total segment earnings before interest and tax (“EBIT”) and earnings per common share-diluted (excl. certain gains and charges) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

•                  Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer, stated, “Bunge had a strong finish to the year.  Our team managed volatile markets well and our global asset network enabled us to be responsive to customers in the face of supply disruptions.

“Solid results in agribusiness and food & ingredients were offset somewhat by difficulties in sugar & bioenergy.  Lower milling volumes from reduced sugarcane yields due to dry weather in Brazil, as well as challenges related to the start-up of some mills, contributed to significantly lower than expected results in this segment during the period.

“We enter 2011 with good momentum.  During the year we will strengthen our core business by inaugurating new soy processing facilities in Vietnam and China, and our export grain terminal in the Pacific Northwest will come on line in time for the U.S. harvest.  We are also expanding our grain elevator network in the U.S. to better serve domestic and international trade flows.  During this past year we’ve made great progress in building a solid foundation for our global sugar platform, a growth business in which we have excellent assets and strong expansion capability.

“As we look ahead, high prices are giving farmers clear incentive to produce larger crops, which are needed to help build global stocks.  In the interim, market volatility and concern over high food prices will likely persist.  At these times, the services that Bunge provides, which facilitate global trade and improve the efficiency of the food production chain, are more valuable than ever.”

•                  Fourth Quarter Results

Agribusiness

Higher results in the quarter were primarily due to a strong performance in our grain merchandising business, where we effectively managed risk in a volatile environment while meeting the product needs of our customers.  Oilseed processing was slightly below last year.  Volumes in the quarter were higher primarily due to improved crop supplies in South America, which experienced weather-related shortages the previous year.  Fourth quarter 2009 EBIT included charges of $26 million related to impairments of long-term assets.

Sugar & Bioenergy

Results in the quarter were negatively impacted by lower sugarcane yields from dry weather in Brazil, which significantly reduced the production of sugar and ethanol.  Results were also impacted by challenges related to the start-up of our Pedro Afonso mill and the expansion of crushing capacity at our Santa Juliana mill, both of which came on line during the quarter.  Results in our sugar merchandising business exceeded last year due to higher margins.

Edible Oil Products

Results in the fourth quarter of 2009 included a gain of $66 million on the sale of our joint venture interest in Saipol and approximately $6 million of Saipol operating results.  Excluding these Saipol-related amounts, results in the quarter were higher than last year, primarily due to improved performance in our European business, which benefited from higher margins and volumes.

Milling Products

Results in the quarter were adversely impacted by a $9 million impairment charge related to a long-term supply contract that accompanied an acquisition of a wheat mill.  Excluding this charge, performance this quarter improved primarily due to higher margins in wheat milling.

Fertilizer

Results in the quarter were significantly improved from the prior-year period, with higher margins in our Brazilian business partially offset by lower volumes.  However, the business is still in transition following the sale of our nutrients assets earlier in the year.  Our Argentine business performed well in the quarter, benefiting from higher volumes and margins.  Last year included the results of Bunge’s nutrients assets in Brazil.

Financial Costs

Interest expense decreased in the quarter due to lower average interest rates on debt.

Income Taxes

The effective tax rate for the year ended December 31, 2010 was 23%, reflecting the gain on the sale of our fertilizer nutrients assets, compared to a tax benefit of $110 million for the same period last year.

Cash Flow

Cash used for operations in the year ended December 31, 2010 was $2,435 million. The negative cash flow from operations in the period was primarily due to increased working capital resulting from higher commodity prices.  Also impacting cash flow were payments of withholding taxes and transaction costs totaling $424 million related to the sale of the Brazilian fertilizer nutrients assets earlier in the year.  Cash used for operations in the same period last year was $368 million.

•                  Outlook

Drew Burke, Chief Financial Officer, stated, “Starting this year, we are modifying our approach to guidance and will no longer provide annual earnings per share figures.  The natural volatility of our industry makes it difficult to forecast earnings per share with precision.  With this in mind, and with a continued commitment to robust disclosure, we believe we can offer a clearer picture to investors by providing qualitative commentary on our value drivers, strategic initiatives, key metrics and other factors critical to our business and operating environment.

“Looking to 2011, the favorable environment in agribusiness should continue.  Demand for our products is growing, and the world needs big harvests to meet this rise in consumption.  Global trade should remain strong, which should benefit our grain merchandising operations.  While there is still excess capacity in certain regions, oilseed processing should see improved product demand.  And as mentioned earlier, we should benefit from our new grain and oilseed investments coming on line during the year.

“In sugar & bioenergy, the drought this past year in Brazil reduced the amount of sugarcane we will have available for milling in 2011.  We expect milling volumes of approximately 17 million metric tons of cane, which is less than our 21 million metric tons of industrial capacity, but represents a significant increase over 2010 levels of approximately 13.5 million metric tons.  We expect all of our eight mills to be operating.  Global demand for sugar is growing, and we expect a positive environment for our merchandising business.  The Brazilian ethanol market remains strong.  Our results in this segment will be significantly weighted toward the second half of the year, due to the seasonality of the Brazilian sugarcane harvest.

“The positive trend we have seen in food & ingredients over the past two years should continue.

“In fertilizer, farm economics are good, which should result in increased plantings and demand for fertilizer.  We expect our volumes to improve as the adjustments we are making to our Brazilian business are completed.

“Additionally, we expect the following for 2011:  depreciation, depletion and amortization of approximately $500 million; capital expenditures of about $1 billion, approximately 30% of which will be invested in maintenance, safety and environmental projects; and a full year tax rate of approximately 15%.”

•                  Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EST on February 10, 2011 to discuss the company’s results.

A slide presentation to accompany the discussion of results will be posted in the “Investor Information” section of www.bunge.com.

To listen to the call from within the U.S., dial (800) 446-1671.  From outside the U.S. or Canada, dial (847) 413-3362.  When prompted, enter confirmation code 28917825.  The call will also be webcast live at www.bunge.com.

To access the webcast, select the “Investor Information” link on the Bunge homepage, then select “Webcasts and News Alerts.”  Select “Q4 2010 Bunge Limited Conference Call” and follow the prompts.

A replay of the call will be available later in the day on February 10, 2011, continuing through March 13, 2011.  To listen to the replay from within the U.S., dial (888) 843-7419.  From outside the U.S. or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 28917825.  A replay will also be available on the company’s website.  To access it, select the “Investor Information” link on the Bunge homepage, then select “Audio Archives” and follow the prompts.

•                  About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company with approximately 32,000 employees in more than 30 countries. Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat and corn to make ingredients used by food companies; and sells fertilizer in North and South America. Founded in 1818, the company is headquartered in White Plains, New York.

•                  Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

###

•                  Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, income from operations before income tax, net income attributable to Bunge and earnings per share-diluted for the quarter and year ended December 31, 2010 and 2009.

(In millions, except per share data)	Total Segment EBIT		Income From Operations Before Income Tax		Net Income Attributable to Bunge		Earnings Per Share Diluted
Quarter Ended December 31:	2010	2009	2010	2009	2010	2009	2010	2009
Impairment charges (3)	$(9)	$(26)	$(9)	$(26)	$(6)	$(20)	$(0.04)	$(0.15)
Gain on asset acquisitions/dispositions (7)	—	66	—	—	—	66	—	0.49
Total	$(9)	$40	$(9)	$(26)	$(6)	$46	$(0.04)	$0.34

(In millions, except per share data)	Total Segment EBIT		Income From Operations Before Income Tax		Net Income Attributable to Bunge		Earnings Per Share Diluted
Year Ended December 31:	2010	2009	2010	2009	2010	2009	2010	2009
Gain on sale of fertilizer nutrients assets (1)	$2,440	$—	$2,440	$—	$1,901	$—	$12.16	$—
Loss on extinguishment of debt (2)	(90)	—	(90)	—	(90)	—	(0.58)	—
Impairment and restructuring charges (3)	(92)	(26)	(92)	(26)	(76)	(20)	(0.49)	(0.16)
Inventory valuation adjustment (4)	(37)	—	(37)	—	(24)	—	(0.15)	—
Acquisition related expenses (5)	(11)	—	(11)	—	(7)	—	(0.04)	—
Gain on sale of property, plant and equipment (6)	6	—	6	—	4	—	0.03	—
Gain on asset acquisitions/dispositions (7)	—	66	—	66	—	66	—	0.52
Transactional tax credit (8)	—	32	—	32	—	21	—	0.16
Total	$2,216	$72	$2,216	$72	$1,708	$67	$10.93	$0.52

Consolidated Statements of Income (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2010	2009	2010	2009
Net sales	$12,726	$10,436	$45,707	$41,926
Cost of goods sold	(11,897)	(10,122)	(43,196)	(40,722)

Gross profit	829	314	2,511	1,204
Selling, general and administrative expenses	(439)	(390)	(1,558)	(1,342)
Gain on sale of fertilizer nutrients assets (1)	—	—	2,440	—
Interest income	7	26	69	122
Interest expense (9)	(57)	(71)	(298)	(283)
Loss on extinguishment of debt (2)	—	—	(90)	—
Foreign exchange gain (losses)	24	(1)	2	469
Other income (expense)-net	(18)	(13)	(26)	(25)

Income from operations before income tax and equity earnings of affiliates	346	(135)	3,050	145
Income tax (expense) benefit	(41)	58	(689)	110

Equity in earnings of affiliates	10	69	27	80

Net income	315	(8)	2,388	335
Net (income) loss attributable to noncontrolling interest	(14)	19	(34)	26

Net income attributable to Bunge	301	11	2,354	361
Convertible preference share dividends	(9)	(39)	(67)	(78)
Net income available to Bunge common shareholders	$292	$(28)	$2,287	$283

Earnings per common share — diluted (10):
Earnings to Bunge common shareholders	$1.95	$(0.21)	$15.06	$2.22

Weighted—average common shares outstanding- diluted (10)	154,382,325	134,084,639	156,274,814	127,669,822

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended December 31,		Year Ended December 31,
(In millions, except volumes)	2010	2009	2010	2009
Volumes (in thousands of metric tons):
Agribusiness	25,892	25,081	108,693	111,040
Sugar & Bioenergy	2,020	2,428	8,222	6,693
Edible oil products	1,549	1,447	5,976	5,688
Milling products	1,041	998	4,605	4,332
Fertilizer	1,677	3,333	7,709	11,634
Total	32,179	33,287	135,205	139,387

Net sales:
Agribusiness	$8,304	$6,337	$30,138	$27,934
Sugar & Bioenergy	1,314	1,104	4,455	2,577
Edible oil products	1,968	1,650	6,783	6,184
Milling products	409	371	1,605	1,527
Fertilizer	731	974	2,726	3,704
Total	$12,726	$10,436	$45,707	$41,926

Gross profit:
Agribusiness	$619	$297	$1,660	$1,330
Sugar & Bioenergy	(30)	11	101	49
Edible oil products	136	138	427	412
Milling products	42	40	168	152
Fertilizer	62	(172)	155	(739)
Total	$829	$314	$2,511	$1,204

Selling, general and administrative expenses:
Agribusiness	$(236)	$(228)	$(789)	$(719)
Sugar & Bioenergy	(43)	(13)	(139)	(39)
Edible oil products	(86)	(85)	(332)	(296)
Milling products	(28)	(23)	(108)	(96)
Fertilizer	(46)	(41)	(190)	(192)
Total	$(439)	$(390)	$(1,558)	$(1,342)

Foreign exchange gain (loss):
Agribusiness	$11	$(8)	$(4)	$216
Sugar & Bioenergy	17	—	30	2
Edible oil products	2	(3)	—	(4)
Milling products	—	—	(1)	(1)
Fertilizer	(6)	10	(23)	256
Total	$24	$(1)	$2	$469

Segment earnings before interest and tax:
Agribusiness	$377	$65	$840	$812
Sugar & Bioenergy	(56)	(5)	(13)	8
Edible oil products	45	114	80	181
Milling products	14	18	67	58
Fertilizer	1	(174)	2,344	(616)
Unallocated	—	—	(90)	—
Total (11)	$381	$18	$3,228	$443

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(In millions)	2010	2009
Assets
Cash and cash equivalents	$578	$553
Trade accounts receivable	2,901	2,363
Inventories (12)	6,635	4,862
Other current assets (13)	5,701	4,005
Total current assets	15,815	11,783
Property, plant and equipment, net	5,312	5,347
Goodwill and other intangible assets	1,120	597
Investments in affiliates	609	622
Other non-current assets	3,145	2,937
Total assets	$26,001	$21,286

Liabilities and Shareholders’ Equity
Short-term debt	$1,718	$166
Current portion of long-term debt	612	31
Trade accounts payable	3,637	3,275
Other current liabilities	4,037	2,735
Total current liabilities	10,004	6,207
Long-term debt	2,551	3,618
Other non-current liabilities	892	1,096
Total equity	12,554	10,365
Total liabilities and shareholders’ equity	$26,001	$21,286

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(In millions)	2010	2009
Operating Activities
Net income	$2,388	$335
Adjustments to reconcile net income to cash used for operating activities:
Foreign exchange loss (gain) on debt	75	(606)
Gain on sale of fertilizer nutrients assets	(2,440)	—
Depreciation, depletion and amortization	443	443
Other, net	315	(124)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade Accounts Receivable	(1,560)	242
Inventories	(1,894)	1,636
Trade Accounts Payable	1,305	(1,427)
Other, net	(1,067)	(867)
Cash used for operating activities	(2,435)	(368)
Investing Activities
Payments made for capital expenditures	(1,072)	(918)
Acquisitions of businesses (net of cash acquired)	(252)	(136)
Proceeds from sale of fertilizer nutrients assets, net of cash disposed	3,808	—
Proceeds from sale of property, plant and equipment and investments	66	132
Other, net	(41)	(30)
Cash provided by (used for) investing activities	2,509	(952)
Financing Activities
Net borrowings (payments) of short-term debt	1,172	(366)
Proceeds from long-term debt	2,535	2,774
Repayment of long-term debt	(3,227)	(2,242)
Proceeds from sale of common shares	6	763
Repurchase of common shares	(354)	—
Dividends paid	(211)	(198)
Other	49	43
Cash (used for) provided by financing activities	(30)	774
Effect of exchange rate changes on cash and cash equivalents	(19)	95
Net increase (decrease) in cash and cash equivalents	25	(451)
Cash and cash equivalents, beginning of period	553	1,004
Cash and cash equivalents, end of period	$578	$553

•                  Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is consolidated net income attributable to Bunge before interest income and expense and income tax.  Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure.  Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate segment operating activities.  Bunge management believes EBIT is a useful measure of operating profitability since the measure allows for an evaluation of the performance of our segments without regard to our financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of U.S. GAAP consolidated operating results and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2010	2009	2010	2009
Total segment EBIT	$381	$18	$3,228	$443
Interest income	7	26	69	122
Interest expense	(57)	(71)	(298)	(283)
Income tax (expense) benefit	(41)	58	(689)	110
Noncontrolling interest share of interest and tax	11	(20)	44	(31)
Net income attributable to Bunge	$301	$11	$2,354	$361

Earnings per common share-diluted (excl. certain gains & charges)

Earnings per common share-diluted (excl. certain gains & charges) is earnings per share — diluted excluding the gains and charges shown in the “Additional Financial Information” tables included in this press release.  Earnings per common share-diluted (excl. certain gains & charges) is a non-GAAP financial measure and is not intended to replace earnings per common share — diluted, the most directly comparable GAAP financial measure.  Bunge believes this is a useful measure of profitability as excluding these gains and charges provides clearer insight into Bunge’s financial performance.  It is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of earnings per common share-diluted (excl. certain gains & charges) to earnings per common share-diluted

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2010	2009	2010	2009
Earnings per common share-diluted (excl. certain gains & charges)	$1.99	$(0.55)	$4.13	$1.70
Certain gains & charges (see “Additional Financial Information”)	$(0.04)	$0.34	$10.93	$0.52
Earnings per common share-diluted	$1.95	$(0.21)	$15.06	$2.22

•                  Notes

(1)          In January 2010, Bunge entered into a definitive agreement (as amended, the Agreement) with Vale S.A., a Brazil-based global mining company (Vale), pursuant to which Vale acquired Bunge’s fertilizer nutrients assets in Brazil, including its interest in Fertilizantes Fosfatados S.A. (Fosfertil) on May 27, 2010 for cash proceeds of $3.9 billion.  Bunge recognized a $2.4 billion gain, net of transaction costs ($1.9 billion gain, net of tax) in its fertilizer segment.   Of the $539 million of income tax on the gain, $280 million was paid during the year ended December 31, 2010 and approximately $259 million was offset by deferred tax assets and other tax credits and therefore did not result in cash tax payments. Approximately $57 million related to the post-closing working capital adjustment was received in the third quarter of 2010.  Approximately $144 million of transaction costs and $280 million of withholding taxes are included as a component of cash used for operating activities and gross proceeds of $3.9 billion as a component of cash provided by investing activities.

(2)          In July 2010, Bunge repaid certain term loans and subsidiary long-term debt with a portion of the proceeds from the sale of the Brazilian fertilizer nutrients assets, resulting in a loss on early debt extinguishment of approximately $90 million.

(3)          In the fourth quarter of 2010, Bunge recorded a pretax impairment charge of $9 million in cost of goods sold related to a long-term supply contract acquired in connection with a wheat mill acquisition.

In the third quarter of 2010, Bunge recorded pretax impairment charges of $49 million, consisting of $42 million related to a European oilseed processing and refining facility, $5 million related to closure of an edible oils facility in Europe and $2 million related to the write-down of administrative offices in Brazil.  Of the $49 million total, $22 million was recorded in the agribusiness segment and $27 million in the edible oil products segment.  Pretax impairment charges recorded in cost of goods sold in the quarter ended March 31, 2010 primarily consisted of $9 million in the agribusiness segment related to closure of an older, less efficient U.S. oilseed processing facility and $2 million in the milling products segment related to closure of a co-located corn oil extraction line.

In the second quarter of 2010, Bunge recorded pretax restructuring charges in selling, general and administrative expenses related to consolidation of Brazilian operations ($4 million in the agribusiness segment, $3 million in the sugar and bioenergy segment, $2 million in the edible oil products segment and $3 million in the milling products segment).   Pretax restructuring charges in cost of goods sold in the first quarter related to termination benefit costs in the U.S. and Brazil ($5 million in the agribusiness segment, $1 million in the sugar and bioenergy segment, $4 million in the fertilizer segment, and $1 million in the milling segment).

Pretax impairment charges in selling, general and administrative expenses in the agribusiness segment for the quarter and year ended December 31, 2009 included $10 million related to a biodiesel equity investment and $16 million related to real estate.

(4)          In the second quarter of 2010, Bunge recorded a pretax charge of $37 million in cost of goods sold related to an inventory valuation adjustment due to changes in its fertilizer segment.

(5)          In the first quarter of 2010, Bunge acquired a 100% ownership interest in five sugar mills in Brazil and recorded pretax acquisition costs of $11 million in selling, general and administrative expenses.

(6)          In the third quarter of 2010, Bunge sold an idled wheat milling facility in Brazil for $8 million in cash resulting in a pretax gain of $6 million in other income/expense-net for the third quarter and year ended December 31, 2010.

(7)          In the fourth quarter of 2009, Bunge recorded a gain of $66 million, net of tax of $3 million, in equity in earnings of affiliates on the sale of its 33.34% interest in Saipol, a joint venture in its edible oil products segment.

(8)          In the second quarter of 2009, Bunge reversed a $32 million provision in selling, general and administrative expenses, related to transactional taxes in its fertilizer segment, resulting from new Brazilian legislation.

(9)          Includes interest expense on readily marketable inventories of $34 million and $22 million for quarters ended December 31, 2010 and 2009, respectively, and $90 million and $84 million for years ended December 31, 2010 and 2009, respectively.

(10)    Weighted-average common shares outstanding-diluted for the fourth quarter and year 2010 exclude the dilutive effect of 2 million and 3 million, respectively, of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the fourth quarter and year 2010 includes the dilutive effect of 12.3 million and 14.1 million weighted average common shares, respectively, that would be issuable upon conversion of Bunge’s convertible preference shares.  On December 1, 2010, Bunge’s mandatory convertible preference shares were converted into approximately 8.4 million common shares.

Weighted-average common shares outstanding-diluted for the fourth quarter and year 2009 exclude the dilutive effect of 14.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the fourth quarter of 2009 also excludes the dilutive effect of 2 million outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive.

(11)    See Reconciliation of Non-GAAP measures.

(12)    Includes readily marketable inventories at fair value of $4,855 million and $3,380 million at December 31, 2010 and 2009, respectively.

(13)    Includes marketable securities of $39 million and $15 million at December 31, 2010 and 2009, respectively.